SHARE EXCHANGE AGREEMENT

by and among

SUGARMADE, INC.

And

ALLAN HUANG AND CHENLONG TAN

the shareholders of

BZRTH, INC.

and

BZRTH, INC.

Dated as of October 30, 2019

THIS SHARE EXCHANGE AGREEMENT is entered into as of October 30, 2019 (the “Effective Date”), by and among SUGARMADE, INC., a Delaware corporation (“SGMD”), ALLAN HUANG and CHENLONG TAN (“BZRTH Shareholders”), and BZRTH, INC., a Nevada corporation (“BZRTH”).

Recitals

It is the intention of the parties hereto that BZRTH become a wholly owned subsidiary of SGMD through the exchange of all outstanding shares of BZRTH Common Stock for shares of SGMD Common Stock and cash on the following terms:

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements hereinafter set forth, in accordance with the provisions of applicable law, the parties hereby agree as follows:

ARTICLE I

THE SHARE EXCHANGE

1.1	The Share Exchange. Subject to the terms and conditions of this Agreement, at Closing, BZRTH Shareholders shall tender all their respective shares of BZRTH Common Stock to SGMD in exchange for SGMD Common Stock and cash, and BZRTH shall become a wholly owned subsidiary of SGMD.

1.2	Effective Date. The Share Exchange will become effective at Closing.

1.3	Exchange of BZRTH Common Stock. The BZRTH Common Stock shall be exchanged in the Share Exchange as follows:

(a)	Purchase and Sale of Shares: On the Closing Date and pursuant to the terms and upon the conditions of this Agreement, SGMD agrees to purchase and acquire from BZRTH and BZRTH Shareholders, and BZRTH and BZRTH Shareholders agree to sell and transfer to SGMD, the shares, free and clear of all Liens, being all of the issued and outstanding capital stock of BZRTH.

(b)	Purchase Price: In consideration of BZRTH and BZRTH Shareholders transfer of the shares to SGMD pursuant to this Agreement, SGMD shall pay to BZRTH and BZRTH Shareholders cash and SGMD shares. Details are listed on Exhibit A.

(c)	BZRTH Shareholders agree that the Series B Convertible Preferred Stock shall be subject to vesting condition as listed on Exhibit A and shall not be converted until a reverse split is completed and effective. Each certificate that prior to the Effective Date represented an outstanding share of BZRTH Common Stock will be exchanged for considerations detailed on Exhibit A.

(d)	The net assets of BZRTH prior to closing shall remain with BZRTH Shareholders. As of the date of closing, the net assets of BZRTH will be recorded as cash payable to BZRTH Shareholders.

1.4	Exchange of Certificates. At Closing, or as soon as practicable thereafter, SGMD shall deliver to each BZRTH Shareholder hereto, certificates representing the whole number of shares of SGMD Common Stock into which such BZRTH Shareholder’s shares of BZRTH Common Stock shall have been exchanged as set forth herein, and such BZRTH Shareholder’s certificate(s) of BZRTH Common Stock shall be delivered to SGMD.

1.5	Reporting Share Exchange. For federal, state, and local income tax return reporting purposes, all parties agree to treat the Share Exchange as a nontaxable Type B Reorganization under the Internal Revenue Code.

1.6	Prior Delivery. Prior to Closing, $870,000.00 in cash and Two Hundred Million (200,000,000) shares of SGMD common stock have been delivered to BZRTH Shareholders. Said payment and delivery shall be deemed as deposit under this Agreement.

ARTICLE II

THE CLOSING

2.1	Time and Place of Closing. The closing of the Share Exchange (the “Closing”) shall, unless otherwise agreed to in writing by the parties, take place at the offices of SGMD., at 11:00 a.m., local time, on October 30, 2019.

2.2	Obligations of BZRTH Shareholders at or Prior to the Closing. At or prior to Closing, and subject to the satisfaction by SGMD of its obligations hereunder, BZRTH Shareholders shall deliver to SGMD the following:

(a)	A copy of the Articles of Incorporation of BZRTH within ten (10) days of the Closing;

(b)	A copy from the Secretary of State of the State of Nevada as to the existence of BZRTH as of a date within ten (10) days of the Closing;

(c)	A copy of BZRTH bylaws and the corporate resolutions duly adopted by the board of directors of BZRTH authorizing the consummation of the transactions contemplated hereby;

(d)	The certificate of BZRTH referred to in Section 6.1 hereof; and

(e)	Such other documents as are required pursuant to this Agreement or as may reasonably be requested from BZRTH Shareholders by SGMD or its counsel.

(f)	Copy of the certificate evidencing the shares of BZRTH Common Stock owned by BZRTH Shareholders, duly endorsed for transfer to SGMD.

2.3	Obligations of SGMD at or Prior to the Closing. At or prior to Closing, and subject to the satisfaction by BZRTH Shareholders of their obligations hereunder, SGMD shall deliver to BZRTH Shareholders the following:

(a)	A copy of the Articles of Incorporation of SGMD within ten (10) days of the Closing;

(b)	A copy from the Secretary of State of the State of Delaware as to the existence of SGMD as of a date within ten (10) days of the Closing;

(c)	A copy of SGMD bylaws of SGMD and the corporate resolutions duly adopted by the board of directors of SGMD authorizing the consummation of the transactions contemplated hereby;

(d)	The certificate of SGMD referred to in Section 6.2 hereof; and

(e)	Such other documents as are required pursuant to this Agreement or as may reasonably be requested from SGMD by BZRTH Shareholders or their counsel.

(f)	Certificates evidencing the SGMD Common Stock to be issued to BZRTH Shareholders pursuant to Article I hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

BZRTH SHAREHOLDERS

BZRTH Shareholders and BZRTH represent, warrant, and covenant to SGMD as follows:

3.1	Organization and Qualification. BZRTH is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as currently conducted and as proposed to be conducted. BZRTH is duly qualified or licensed to do business in each jurisdiction in which the failure to be so qualified or licensed could have a material adverse effect in the business, operations, properties, assets, liabilities, prospects, or condition (financial or otherwise) of BZRTH (hereinafter a “Material Effect”).

3.2	Capitalization. The issued and outstanding capital stock of BZRTH consists of 100,000 shares of common stock. All of the issued and outstanding shares of capital stock of BZRTH are validly issued, fully paid, and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.3	Subsidiaries and Affiliates. BZRTH does not own or hold, directly or indirectly, any equity, debt, or other interest in any entity or business or any option to acquire any such interest.

3.4	Options or Other Rights. No options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of BZRTH, whether upon conversion of other securities or otherwise, are issued or outstanding, and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.

3.5	Ownership of Shares. The shares of BZRTH Common Stock are owned of record and beneficially by BZRTH Shareholders. BZRTH Shareholders possess full authority and legal right to sell, transfer, and assign the entire legal and beneficial ownership of the shares of BZRTH Common Stock, free from all liens, claims, and encumbrances of any kind; and there are no outstanding rights or obligations granted by BZRTH Shareholders to purchase or acquire any of the shares of BZRTH Common Stock or any interest in any of the shares of BZRTH Common Stock. Upon transfer of the shares of BZRTH Common Stock to SGMD hereunder at the Closing, SGMD will receive the entire legal and beneficial interest in the shares of BZRTH Common Stock, free and clear of all liens, claims, and encumbrances and subject to no legal or equitable restrictions of any kind.

3.6	Validity and Execution of Agreement. Each of the BZRTH Shareholders has the full legal right, capacity and power required to enter into, execute and deliver this Agreement and to carry out the transactions contemplated. This Agreement has been duly executed and delivered by each of the BZRTH Shareholders and constitutes the valid and binding obligation of each of the BZRTH Shareholders, enforceable in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

3.7	No Conflict. None of the execution, delivery, or performance of this Agreement does or will: (a) result in any violation or be in conflict with or constitute a default under any term or provision of the Articles of Incorporation or bylaws of BZRTH or any term or provision of any judgment, decree, order, statute, injunction, rule, or regulation applicable to BZRTH or any BZRTH Shareholder, or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement, or other instrument or obligation to which BZRTH or any BZRTH Shareholder is bound; (b) result in the creation of any material option, pledge, security interest, lien, charge, encumbrance, or restriction, whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws (hereinafter an “Encumbrance”) upon any of the properties or assets of BZRTH or any BZRTH Shareholder pursuant to any such term or provision; or (c) constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon, or refuse to perform or comply with, any material contract, agreement, arrangement, commitment, or plan to which BZRTH or any BZRTH Shareholder is a party, or by which BZRTH or any BZRTH Shareholder or any of their respective properties or assets may be subject or bound.

3.8	Consents and Approvals. No federal, state, or other regulatory approvals are required to be obtained, nor any regulatory requirements complied with, by BZRTH or any BZRTH Shareholder in connection with the Share Exchange.

3.9	Violation of Laws, Permits, etc.

(a)	BZRTH is not in violation of any term or provision of its Articles of Incorporation or bylaws, or of any material term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance, or governmental regulation that is applicable to it and where the failure to comply with which would have a Material Effect.

(b)	BZRTH has maintained in full force and effect all certificates, licenses, and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

3.10	Books and Records. The books and records of BZRTH (including, without limitation, the books of account, minute books, and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of BZRTH are complete and current in all material respects and, as applicable, accurately reflect all actions taken by the shareholders and the board of directors of BZRTH since the date of inception of BZRTH, and all signatures contained therein are the true signatures of the persons whose signatures they purport to be.

3.11	BZRTH Financial Statements.

(a)	The audited balance sheets of BZRTH as of March 31, 2019, and the related audited statements of income, statements of cash flow and statements of shareholders equity for the years then ended, true and complete copies of which have been delivered to SGMD, present fairly, in all material respects, the financial position of BZRTH as at such dates and the results of operations of BZRTH for the years then ended, in accordance with generally accepted accounting principles (“GAAP”) consistently applied for the periods covered thereby.

(b)	The unaudited balance sheet of BZRTH as of June 30, 2019 and the related statements of income, statements of cash flow and statements of shareholders equity for the six-month period then ended, true and complete copies of which have heretofore been delivered to SGMD, present fairly, in all material respects, the financial position of BZRTH as of such date and the results of operations of BZRTH for the period then ended, in each case in accordance with GAAP consistently applied for the six-month period covered thereby.

(c)	The financial statements referred to in paragraphs (a) and (b) above are hereinafter referred to as the BZRTH Financial Statements.

3.12	Undisclosed Liabilities. BZRTH does not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed,choate or inchoate, liquidated or un-liquidated, secured or unsecured, accrued, absolute, contingent or otherwise (all of the foregoing being collectively referred to as “Liabilities” and individually as a ‘Liability”), of a kind required by GAAP to be set forth on a financial statement that is not fully and adequately reflected or reserved against on the BZRTH Financial Statements, other than (a) Liabilities incurred in the ordinary course of business since the date of the latest balance sheet.

3.13	Title to Property; Encumbrances. BZRTH has good and indefeasible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible, reflected as owned on the latest balance sheet included in the BZRTH Financial Statements or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Material Effect.

3.14	Taxes. All returns, reports, information returns, or other documents (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign governmental entity or others authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on BZRTH) or the administration of any laws, regulations or administrative requirements relating to any Tax (hereinafter “Tax Returns”), reports and declarations of estimated tax or estimated tax deposit forms required to be filed by BZRTH have been duly and timely filed; BZRTH has paid all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, income, capital, estimated, excise, property, sales, transfer, withholding, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments and any expenses incurred in connection with the settlement of any tax liability (hereinafter “Taxes”) which have become due whether pursuant to such returns or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due; and all Taxes which BZRTH is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision (hereinafter “Governmental or Regulatory Body”). There are no tax liens upon any of the assets or properties of BZRTH except for any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any member or similar agreement, encumbrance or any other restriction or limitation whatsoever, other than (i) materialmen’s, mechanics’, repairmen’s or other like liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as such proceedings shall not involve any material danger of sale, forfeiture or loss of any part of the assets and shall have been disclosed to SGMD hereunder, or (ii) any lien arising as a result of any act or omission of SGMD (hereinafter “Liens”) for Taxes not yet due. BZRTH is not a party to any express tax settlement agreement, arrangement, policy or guideline, formal or informal (a “Settlement Agreement”), and BZRTH does not have any obligation to make payments under any Settlement Agreement.

3.15	Litigation.

(a)	There is no action, proceeding, investigation, or inquiry pending or, to the best of BZRTH’s knowledge, threatened (i) against or affecting any of BZRTH’s assets or business that, if determined adversely to BZRTH, would result in a Material Effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Share Exchange.

(b)	BZRTH has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events; that should reasonably cause BZRTH to determine that there exists any basis for any material claim against BZRTH for any of the matters described in paragraph (a) above.

3.16	Contracts and Other Agreements. BZRTH has made available to SGMD complete and correct copies of all material written agreements, contracts, and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all material oral agreements. Such agreements, contracts, and commitments are in full force and effect, and, to the best of BZRTH’s knowledge, all other parties to such agreements, contracts, and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

3.17	Accounts Receivable and Accounts Payable. All accounts receivable reflected on the balance sheet of BZRTH included in the BZRTH Financial Statements, and all accounts receivable arising subsequent to June 30, 2019 (a) have arisen from bona fide sales transactions in the ordinary course of business on ordinary trade terms and (b) have been collected or are collectible in the ordinary course of business in the aggregate recorded amounts thereof in accordance with their terms without valid set-off or counterclaim. BZRTH has made payments on accounts payable and other current obligations arising subsequent to June 30, 2019, in accordance with past practice of the business of BZRTH.

3.18	Compensation Arrangements; Officers, Directors and Employees. BZRTH has made available, disclosed and set forth: (a) the name of all present officers, directors and employees of BZRTH and current annual salary, including any promised, expected or customary bonus or such other amount, and (b) the names and titles of all directors and officers of BZRTH.

3.19	ERISA. BZRTH represents that there are no employee benefit plans as defined in ERISA (“Plans”) maintained for the benefit of, or covering, any employee, former employee, independent contractor or former independent contractor of BZRTH, or their dependents or their beneficiaries, or otherwise, now or heretofore contributed to by BZRTH, and no such Plan is or has ever been subject to ERISA.

3.20	Operations. Except as expressly authorized by this Agreement, BZRTH represents that, since the date of the latest BZRTH Financial Statements, BZRTH has not:

(a)	amended its Articles of Incorporation or By-Laws or merged with or into or consolidated with any other entity, or changed or agreed to rearrange in any manner the character of the business of BZRTH;

(b)	issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

(c)	entered into, amended or terminated any (i) employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a Plan or (iii) made any change in any actuarial methods or assumptions used in funding any Plan or in the assumptions or factors used in determining benefit equivalencies thereunder;

(d)	knowingly waived any right of material value to the business of BZRTH;

(e)	entered into any transactions with any of its affiliates, shareholders, officers, directors, employees, consultants, agents or other representatives (other than employment arrangements made in the ordinary course of business consistent with past practice), or any affiliate of any shareholder, officer, director, consultant, employee, agent or other representative;

(f)	made any commitment to pay any severance or termination pay to any person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such persons or their officers, directors, employees in the ordinary course of business;

(g)	except in the ordinary course of business, (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice;

(h)	except in the ordinary course of business, incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

(i)	except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

(j)	except in the ordinary course of business, paid, directly or indirectly, any of its Liabilities before the same became due in accordance with their terms or otherwise than in the ordinary course of business, except to obtain the benefit of discounts available for early payment;

(k)	except in the ordinary course of business, created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation;

(l)	except in the ordinary course of business, made any capital expenditures or commitments for capital expenditures; or

(m)	except in the ordinary course of business, terminated, amended or entered into any contract or other agreement of a type required to be disclosed pursuant to Section 4.16.

3.21	Intangible Property and Intellectual Property. BZRTH possesses all of the necessary licenses, trademarks, trade names, and domain names (hereinafter “Intellectual Property Rights”) necessary to conduct its business in the manner that is currently being conducted and anticipates conducting in the future. All of such Intellectual Property Rights are held in the name of BZRTH. None of the Intangible Property of BZRTH infringes upon the rights of any other person in any material respect or, to the knowledge of BZRTH, is so infringed upon by any other person or its property. BZRTH has not received any notice of any claim relating to any of the Intangible Property or any process or confidential information of BZRTH and does not know of any basis for any such charge or claim. Except for the Intangible Property, no other material intellectual property or intangible property rights are required for BZRTH to conduct the business of BZRTH in the ordinary course consistent with past practice. BZRTH represents that no approval or consent of any person is needed so that the interest of BZRTH in the Intangible Property shall continue to be in full force and effect and enforceable by BZRTH following the transactions contemplated by this Agreement.

3.22	Employee Relations. BZRTH is not a party any agreement with any labor organization, collective bargaining or similar agreement with respect to its employees. There are no material complaints, grievances or arbitrations, employment-related litigation, administrative proceedings or controversies either pending or, to the knowledge of BZRTH, threatened, involving any employee, applicant for employment, or former employee of BZRTH against BZRTH.

3.23	Insurance. BZRTH has adequate policies of insurance for its operations. BZRTH is not in default with respect to any material provision contained in any policy or binder of insurance and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. BZRTH has not received any notice of cancellation or non renewal of any such policy or binder.

3.24	Licenses and Permits. BZRTH represents that there are no material government permits, licenses, domain name and other registrations, and other consents and authorizations (federal, state, local and foreign) of any Governmental or Regulatory Body (collectively, “Permits”) is required to be obtained by BZRTH in connection with its properties or the business of BZRTH. BZRTH has not received any notice of any claim of revocation of any such Permit and has no knowledge of any event which would be likely to give rise to such a claim.

3.25	Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by BZRTH Shareholders directly with SGMD without the intervention of any other person on behalf of BZRTH Shareholders in such manner as to give rise to any valid claim by any person against BZRTH Shareholders or SGMD for a finder’s fee, brokerage commission or similar payment.

3.26	Acquisition of SGMD Shares. Each BZRTH Shareholders acknowledges that the SGMD Common Stock are restricted securities under the Securities Act and represents that such BZRTH Shareholders (i) is acquiring the SGMD Common Stock for their own account; (ii) has received from SGMD its filings with the Securities and Exchange Commission and all other information that he has deemed necessary to make an informed investment decision with respect to an investment in SGMD in general and the SGMD Common Stock in particular; (iii) is financially able to bear the economic risks of an investment in SGMD; and (iv) has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to the SGMD Common Stock so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the SGMD Common Stock. Each BZRTH Shareholders understands and agrees that the certificates evidencing the SGMD Common Stock shall bear the usual restrictive legend pertaining to Rule 144 under the Securities Act. Any transfer and/or assignment of the SGMD Common Stock will be at BZRTH Shareholders discretion and in accordance with the applicable rules and regulations of the Securities and Exchange Commission.

3.27	Disclosure. To the knowledge of BZRTH Shareholders, neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SGMD

SGMD represents, warrants, and covenants to BZRTH Shareholders as follows:

4.1	Organization and Qualification. SGMD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as currently conducted and as proposed to be conducted. SGMD is duly qualified or licensed to do business in each jurisdiction in which the failure to be so qualified or licensed could have a Material Effect.

4.2	Capitalization. The issued and outstanding capital stock of SGMD consists of 855,862,695 shares of common stock, $0.001 par value per share and 2,000,000 shares of Series A common stock, $0.001 par value per share. SGMD has filed a Registration Statement for a selling shareholder and, assuming the sale of all of the shares being registered thereunder, SGMD will have 994,324,233 shares of common stock issued and outstanding. All of the issued and outstanding shares of capital stock of SGMD are validly issued, fully paid, and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

4.3	Subsidiaries and Affiliates. Other than SWC Group, Inc. a California corporation and wholly owned subsidiary of SGMD, SGMD does not own or hold, directly or indirectly, any equity, debt, or other interest in any entity or business or any option to acquire any such interest.

4.4	Options or Other Rights. Except for that certain Investment Agreement of April 16, 2019 with K & J Funds, LLC. and as disclosed on the notes to SGMD Financial Statements, there are no options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of SGMD whether upon conversion of other securities or otherwise, are issued or outstanding, and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.

4.5	Validity and Execution of Agreement. The execution and performance of this Agreement have been duly and validly authorized by the board of directors of SGMD and no other corporate action by SGMD is necessary to authorize the execution, delivery, and performance of this Agreement, except for items described in Section 7.2 hereof. SGMD has the corporate power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed on behalf of SGMD and is a valid and binding obligation of SGMD, enforceable in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

4.6	No Conflict. None of the execution, delivery, or performance of this Agreement does or will: (a) result in any violation or be in conflict with or constitute a default under any term or provision of the Articles of Incorporation or bylaws of SGMD or any term or provision of any judgment, decree, order, statute, injunction, rule, or regulation applicable to SGMD, or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement, or other instrument or obligation to which SGMD is bound; (b) result in the creation of any Encumbrance upon any of the properties or assets of SGMD pursuant to any such term or provision; or (c) constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon, or refuse to perform or comply with, any material contract, agreement, arrangement, commitment, or plan to which SGMD is a party, or by which SGMD or any of its properties or assets may be subject or bound.

4.7	Consents and Approvals. No federal, state, or other regulatory approvals are required to be obtained, nor any regulatory requirements complied with, by SGMD in connection with the Share Exchange.

4.8	Violation of Laws, Permits, etc.

(a)	SGMD is not in violation of any term or provision of its Articles of Incorporation or bylaws, or of any material term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance, or governmental regulation that is applicable to it and where the failure to comply with which would have a Material Effect.

(b)	SGMD has maintained in full force and effect all certificates, licenses, and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

4.9	Books and Records. The books and records of SGMD (including, without limitation, the books of account, minute books, and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of SGMD are complete and current in all material respects and, as applicable, accurately reflect all actions taken by the shareholders and the board of directors of SGMD since the date of inception of SGMD, and all signatures contained therein are the true signatures of the persons whose signatures they purport to be.

4.10	SGMD Financial Statements.

(a)	The audited balance sheets of SGMD as of June 30, 2018 and June 30, 2019, and the related audited statements of income, statements of cash flow and statements of shareholders equity for the years then ended, true and complete copies of which have been delivered to BZRTH Shareholders, present fairly, in all material respects, the financial position of SGMD as at such dates and the results of operations of SGMD for the year then ended, in accordance with GAAP consistently applied for the periods covered thereby.

(b)	The unaudited balance sheet of SGMD as of September 30, 2019 and the related statements of income, statements of cash flow and statements of shareholders equity for the period then ended, true and complete copies of which have heretofore been delivered to BZRTH Shareholders, present fairly, in all material respects, the financial position of SGMD as of such date and the results of operations of SGMD for the period then ended, in each case in accordance with GAAP consistently applied for the six-month period covered thereby.

(c)	The financial statements referred to in paragraphs (a) and (b) above are hereinafter referred to as the SGMD Financial Statements.

4.11	Undisclosed Liabilities. SGMD does not have any Liabilities of a kind required by GAAP to be set forth on a financial statement that is not fully and adequately reflected or reserved against on the SGMD Financial Statements. SGMD does not have any Liabilities, whether or not of a kind required by GAAP to be set forth on a financial statement, other than (a) Liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the SGMD Financial Statements that are consistent with past practice and are included in the latest SGMD Financial Statements, (b) Liabilities that are fully reflected on or reserved against on the latest balance sheet included in the SGMD Financial Statements, or (c) as specifically disclosed in the SGMD Financial Statements.

4.12	Title to Property; Encumbrances. SGMD has good and indefeasible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible, reflected as owned on the latest balance sheet included in the SGMD Financial Statements or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Material Effect.

4.13	Taxes. All Tax Returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by SGMD have been duly and timely filed; SGMD has paid all Taxes which have become due whether pursuant to such returns or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due; and all Taxes which SGMD is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental or Regulatory Body. There are no tax liens upon any of the assets or properties of SGMD except for Liens for Taxes not yet due. SGMD is not a party to any Settlement Agreement, and SGMD does not have any obligation to make payments under any Settlement Agreement.

4.14	Litigation. SGMD shall disclose three (3) open court cases that are pending litigation that would result in a Material Effect on SGMD. Other than those that SGMD shall disclose to BZRTH and BZRTH Shareholders, SGMD represents that:

(a)	There are no other action(s), proceeding, investigation, or inquiry pending or, to the best of SGMD’s knowledge, threatened (i) against or affecting any of SGMD’s assets or business that, if determined adversely to SGMD, would result in a Material Effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Share Exchange.

(b)	SGMD has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events; that should reasonably cause SGMD to determine that there exists any basis for any material claim against SGMD for any of the matters described in paragraph (a) above.

4.15	Contracts and Other Agreements. SGMD shall provide, make available and disclose to BZRTH a list of all material agreements, contracts, and commitments (and all amendments thereto), written or oral, to which SGMD is a party or by which any of its properties is bound. Such agreements, contracts, and commitments are in full force and effect, and, to the best of SGMD’s knowledge, all other parties to such agreements, contracts, and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

4.16	Compensation Arrangements; Officers, Directors and Employees. Except for the current list of officers and independent directors holding a position with SGMD, SGMD does not pay any compensation to any other of its officers and directors and has no employees. SGMD has not made a commitment or agreement (verbally or in writing) to pay any compensation to such persons.

4.17	ERISA. There are no Plans maintained for the benefit of, or covering, any employee, former employee, independent contractor or former independent contractor of SGMD or their dependents or their beneficiaries, or otherwise, now or heretofore contributed to by SGMD and no such Plan is or has ever been subject to ERISA.

4.18	Operations. Except as expressly authorized by this Agreement, or except as SGMD disclosed in its SEC reports, since the date of the latest SGMD Financial Statements, SGMD has not:

(a)	amended its Articles of Incorporation or By-Laws or merged with or into or consolidated with any other entity, or changed or agreed to rearrange in any manner the character of the business of SGMD;

(b)	issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

(c)	entered into, amended or terminated any (i) employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a Plan or (iii) made any change in any actuarial methods or assumptions used in funding any Plan or in the assumptions or factors used in determining benefit equivalencies thereunder;

(d)	issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money other than in the ordinary course of business in connection with trade payables, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation;

(e)	declared, set aside or paid any dividends or declared or made any other distributions of any kind to the shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;

(f)	knowingly waived any right of material value to the business of SGMD;

(g)	made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of inventory or material write-off as uncorrectable of accounts receivable;

(h)	made any wage or salary increase or other compensation payable or to become payable or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than increases made in the ordinary course consistent with past practice;

(i)	entered into any transactions with any of its affiliates, shareholders, officers, directors, employees, consultants, agents or other representatives (other than employment arrangements made in the ordinary course of business consistent with past practice), or any affiliate of any shareholder, officer, director, consultant, employee, agent or other representative;

(j)	except in the ordinary course of business, (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice, (iii) granted or suffered any Lien on any of its assets or properties other than sales of inventory in the ordinary course of business, or (iv) entered into or amended any material contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any person or to refrain from competing with any person, in each case or type required to be disclosed pursuant to Section 5.14 hereof;

(k)	except in the ordinary course of business, incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

(l)	except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

(m)	except in the ordinary course of business, paid, directly or indirectly, any of its Liabilities before the same became due in accordance with their terms or otherwise than in the ordinary course of business, except to obtain the benefit of discounts available for early payment;

(n)	except in the ordinary course of business, created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $5,000 individually or in the aggregate;

(o)	except in the ordinary course of business, terminated, failed to renew, amended or entered into any contract or other agreement of a type required to be disclosed pursuant to Section 5.15.

4.19	Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by BZRTH Shareholders directly with SGMD without the intervention of any other person on behalf of BZRTH Shareholders in such manner as to give rise to any valid claim by any person against BZRTH Shareholders or SGMD for a finder’s fee, brokerage commission or similar payment.

4.20	Approval of Share Exchange. The board of directors of SGMD has approved the Share Exchange without reservation or qualification.

4.21	SEC Reporting Status. SGMD filed a registration statement under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). Since July 1, 2016, SGMD has filed with the Securities and Exchange Commission (“SEC”) all reports required to be filed pursuant to the Exchange Act. It has not filed a certification on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

4.22	Investment Company. SGMD is not an investment company within the meaning of Section 3 of the Investment Company Act.

4.23	OTC Bulletin Board Status. The SGMD Common Stock is approved for trading on the OTC Bulletin Board.

4.24	Disclosure. To the knowledge of SGMD, neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

ACTIONS PRIOR TO CLOSING

5.1	Corporate Examinations and Investigations. At or prior to the Closing Date, SGMD, BZRTH and BZRTH Shareholders shall be entitled to make such investigation of the assets, properties, business and operations of BZRTH and SGMD and such examination of the books, records, Tax Returns, financial condition and operations of BZRTH and SGMD as both parties may wish. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and BZRTH and SGMD shall cooperate fully with each other. In order that SGMD and BZRTH may have full opportunity to make such a business, accounting and legal review, examination or investigation as they may wish of the business and affairs of both parties shall furnish to each other during such period all such information and copies of such documents concerning the affairs of BZRTH and SGMD as both parties may reasonably request and cause each other’s officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each other of all material facts affecting the financial condition and business operations. Until the Closing and if the Closing shall not occur, thereafter, both parties and its affiliates shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement and after termination of this Agreement, both parties and its affiliates shall not disclose, nor use for their own benefit, any information or documents obtained from either party concerning its assets, properties, business and operations, unless (a) readily ascertainable from public or published information, or trade sources, (b) received from a third party not under an obligation to BZRTH or SGMD to keep such information confidential or (c) required by any Law or Order. If this transaction does not close for any reason, both parties and its affiliates shall return or destroy all such confidential information and compilations thereof as is practicable.

5.2	Conduct of Business. From the date hereof through the Closing Date, BZRTH Shareholders shall cause the business of BZRTH to be conducted in the ordinary course in the same manner as it has been conducted since its inception.

5.3	Preservation of Business. From the date hereof through the Closing Date, BZRTH Shareholders shall cause BZRTH to use commercially reasonable efforts to (i) preserve intact the business, assets, properties and organizations of BZRTH, (ii) keep available the services of the present officers, employees, consultants and agents of BZRTH; and (iii) maintain the present suppliers and customers and preserve the goodwill of BZRTH.

5.4	Advice of Changes. BZRTH Shareholders will promptly advise SGMD in writing from time to time prior to the Closing with respect to any matter hereafter arising and known to them that, if existing or occurring at the date of this Agreement, would have resulted in any representation of BZRTH Shareholders in this Agreement being untrue. SGMD will promptly advise BZRTH Shareholders in writing from time to time prior to the Closing with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have resulted in any representation of SGMD in this Agreement being untrue in any material respect.

5.5	OTC Bulletin Board. SGMD will use its best efforts to maintain the listing on the OTC Bulletin Board of the SGMD Common Stock.

5.6	SEC Reports. SGMD shall file with the SEC all reports that are required to be filed by the Exchange Act and the rules and regulations promulgated thereunder.

5.7	Other Agreements. BZRTH Shareholders and SGMD agree to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings, including, but not limited to, submissions of information requested by Governmental or Regulatory Bodies and any other persons required to be obtained by them for the consummation of the closing and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Schedules to this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1	Conditions Precedent to the Obligations of SGMD to Complete the Closing. The obligations of SGMD to enter into and complete the Closing are subject to the fulfillment of the following conditions, any one or more of which may be waived by SGMD:

(a)	(i) All of the terms, covenants, and conditions of this Agreement to be complied with or performed by BZRTH Shareholders at or before the Closing shall have been duly complied with and performed in all material respects, and (ii) the representations and warranties of BZRTH Shareholders set forth in Article III shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing.

(b)	All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental or Regulatory Bodies required to be obtained by BZRTH or BZRTH Shareholders in order to permit the transactions contemplated by this Agreement to be consummated in accordance with agreements and court orders applicable to BZRTH or BZRTH Shareholders and applicable govern-mental laws, rules, regulations and agreements shall have been obtained (if necessary) and any waiting period thereunder shall have expired or been terminated, and SGMD shall have received written notice from BZRTH Shareholders to such effect.

(c)	BZRTH Shareholders shall have furnished written notifications to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by SGMD or its counsel.

(d)	BZRTH shall not have suffered any Material Effect.

(e)	No material information or data provided or made available to SGMD by or on behalf of BZRTH shall be incorrect in any material respect.

(f)	No investigation and no suit, action, or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against BZRTH or any of its affiliates, associates, officers, or directors seeking to restrain, prevent, or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that are material to BZRTH.

6.2	Conditions Precedent to the Obligations of BZRTH Shareholders to Complete the Closing. The obligations of BZRTH Shareholders to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by BZRTH Shareholders:

(a)	(i) All of the terms, covenants, and conditions of this Agreement to be complied with or performed by SGMD at or before the Closing shall have been duly complied with and performed in all material respects, and (ii) the representations and warranties of SGMD set for in Article IV shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing.

(b)	All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental or Regulatory Bodies required to be obtained by SGMD in order to permit the transactions contemplated by this Agreement to be consummated in accordance with agreements and court orders applicable to SGMD and applicable governmental laws, rules, regulations and agreements shall have been obtained and any waiting period thereunder shall have expired or been terminated, and BZRTH Shareholders shall have received written notification from SGMD to such effect.

(c)	All actions, proceedings, instruments, and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions, and procedures in connection therewith, shall have been approved in form and substance by counsel for BZRTH Shareholders, which approval shall not be unreasonably withheld.

(d)	SGMD shall have furnished written notification to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by BZRTH Shareholders or their counsel.

(e)	SGMD shall not have suffered any Material Effect.

(f)	No material information or data provided or made available to BZRTH Shareholders by or on behalf of SGMD shall be incorrect in any material respect.

(g)	No investigation and no suit, action, or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against SGMD or any of its affiliates, associates, officers, or directors seeking to restrain, prevent, or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that are material to SGMD.

(h)	The SGMD Common Stock shall be approved for listing on the OTC Bulletin Board and current financial filings with the Securities Exchange Commission.

ARTICLE VII

POST-CLOSING COVENANTS

The parties covenant to take the following actions after the Closing Date:

7.1	Board Seat. SGMD shall cause BZRTH Shareholders to be appointed as directors (the “Directors”) to SGMD’s Board of Directors. Said action shall take place no later than immediately after the Closing of this Agreement. The Directors are to serve as Directors for a period of as provided therefore under the corporate Bylaws.

7.2	Corporate Actions. SGMD shall effect a reverse split of its common stock within one hundred eighty (180) days to cause the issuance of the shares to be issued under this Agreement.

7.3	Further Information. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of BZRTH or SGMD, as the case may be, relating to the business of BZRTH or SGMD in their possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its affiliates and (b) for any other reasonable business purpose.

7.4	Record Retention. Each party agrees that for a period of not less than five years following the Closing Date, such party shall not destroy or otherwise dispose of any of the Books and Records of BZRTH or SGMD relating to the business of BZRTH or SGMD in his or its possession with respect to periods prior to the Closing Date. Each party shall have the right to destroy all or part of such Books and Records after the fifth anniversary of the Closing Date or, at an earlier time by giving each other party hereto 30 days prior written notice of such intended disposition and by offering to deliver to the other party or parties, at the other party’s or parties’ expense, custody of such Books and Records as such party may intend to destroy.

7.5	Post-Closing Assistance. BZRTH Shareholders on the one hand, and SGMD, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained pursuant to this Section 7.5 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

7.6	SEC Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the SGMD Common Stock to the public without registration, from and after the Closing, officers of SGMD will:

(a)	make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times; and

(b)	file with the SEC in a timely manner all reports and other documents required of SGMD under the Exchange Act.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1	Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)       by mutual written consent of SGMD and BZRTH Shareholders;

(b)	by SGMD on the one hand, or by all of BZRTH Shareholders, on the other hand, by written notice to the other party hereto, if the Closing shall not have occurred on or prior to the close of business on October 30, 2019 (unless such event has been caused by a breach of this Agreement by the party seeking such termination);

(c)	by SGMD or by all of the BZRTH Shareholders if a Governmental or Regulatory Body has permanently enjoined or prohibited consummation of the Share Exchange and such court or government action is final and nonappealable;

(d)	by SGMD if BZRTH Shareholders have failed to comply in any material respect with any of its covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination; or

(e)	by BZRTH and BZRTH Shareholders if SGMD has failed to comply in any material respect with any of its covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination.

8.2	Survival After Termination. If this Agreement is terminated pursuant to Section 8.1, (a) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.1 relating to the obligation to keep confidential certain information and (b) there shall be no liability on the part of BZRTH or SGMD or their respective affiliates.

ARTICLE IX

MISCELLANEOUS

9.1	Expenses. Each party shall be solely responsible for its own legal and accounting fees in connection with the Share Exchange.

9.2	Further Assurances. At any time and from time to time after the Closing Date at the request of SGMD, and without further consideration, BZRTH Shareholders will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as SGMD may reasonably deem necessary or desirable in order to transfer, convey and assign the Shares to SGMD and to assist SGMD in exercising all rights with respect thereto. The parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any document or other papers, the execution and delivery of which are conditions precedent to the Closing.

9.3	Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid air courier or certified or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, sent by facsimile transmission and confirmed in writing within three (3) business days thereafter or sent by prepaid air courier or (b) three (3) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 9.3):

If to BZRTH, Inc. and BZRTH Shareholders:

Mr. Chenlong Tan

2399 Bateman Ave.

Duarte, CA 91010

Mr. Allan Huang

2399 Bateman Ave.

Duarte, CA 91010

If to SGMD:

Sugarmade, Inc.

750 Royal Oaks Dr., Suite 108

Monrovia, CA 91016

with a copy to:

Ronald J. Stauber

Stauber Law Offices

1880 Century Park East, Suite 315

Los Angeles, California 90067

9.4	Arbitration. Any dispute, controversy, or claim arising out of, relating to, or in connection with, this Agreement or the agreements or transactions contemplated by this Agreement shall be finally settled by binding arbitration, as long as the breaching party’s actions were not due to intentional negligence, misrepresentation or fraud. The arbitration shall be conducted and the arbitrator chosen in accordance with the rule of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of SGMD and BZRTH Shareholders. In connection with any such arbitration, each party shall be afforded the opportunity to conduct discovery in accordance with the Federal Rules of Civil Procedure.

(a)	The seat of the arbitration shall be in Los Angeles, California, and will follow the format known as “Baseball Arbitration.” Each of BZRTH Shareholders and SGMD hereby irrevocably submits to the jurisdiction of the arbitrator in Clark County, Nevada, and waives any defense in an arbitration based upon any claim that such party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient format, or that such venue is improper.
(b)	The arbitral award shall be in writing. The award may include an award of costs, including reasonable attorneys’ fees and disbursements, including the cancellation of this Agreement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.
9.5	Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by SGMD and BZRTH Shareholders except as may be required by applicable law.
9.6	Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.
9.7	Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof
9.8	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law.
9.9	Binding Effect, No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void.
9.10	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
9.11	Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

9.12	Effect of Disclosure on Schedules. Any item disclosed on any Schedule to this Agreement shall only be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is expressly referenced, (b) any specific representation and warranty which expressly cross-references such Schedule and (c) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.
9.13	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
9.14	Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

ARTICLE X

NON-COMPETE
10.1	Restricted Business. BZRTH Shareholders acknowledges that upon Closing, the primary business shall be in the hydroponics and aeroponics related agricultural supplies and sales via online and/or ecommerce.
10.2	Restriction Period. BZRTH Shareholders shall be restricted from competing with SGMD for a period of five (5) years from the Effective Date of this Agreement.
10.3	Restricted Territory. BZRTH Shareholders shall be restricted from competing with SGMD within the United States of America.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SGMD:		BZRTH:

SUGARMADE, INC.		BZRTH, INC.

By:	/s/ Jimmy Chan	By:	/s/Allan Huang
Name:	Jimmy Chan	Name:	Allan Huang
Title:	President	Title:	President

BZRTH SHAREHOLDERS:

ALLAN HUANG		CHENLONG TAN

/s/ Allan Huang		/s/ Chenlong Tan

List of Exhibits:

  Purchase Considerations
  Promissory Note Agreement and Guaranty
  Designation of Series B Preferred Stock
  Share Distribution List by BZRTH

EXHIBIT B

PROMISSORY NOTE

$_______________.00	Monrovia, California

October 30, 2019 (the “Effective Date”)

FOR VALUE RECEIVED, SUGARMADE, INC., a Delaware corporation, as maker, having its principal place of business at 750 Royal Oak Drive, Suite 108, Monrovia, California (together with its permitted successors and assigns, collectively, “Borrower” and/or “SGMD”), hereby unconditionally promises to pay to the order of __________________, having an address at 2399 Bateman Avenue, Duarte, California, as lender, (together with its successors and assigns, collectively, “Creditor”), or at such other place as the holder hereof may from time to time designate in writing, the principal sum of ______________________ Dollars ($__________.00), in lawful money of the United States of America, with interest thereon to be accrued and computed 180-days from the Effective Date of this Promissory Note (the “Note”) on the unpaid amount at the rate of five percent (5%) per annum. This Promissory Note shall carry a term of twenty-four (24) months. Principal and all unpaid interest, and other charges, if any, shall be all due and payable on or before October 30, 2021 (the “Maturity Date”).

ADDITIONAL TERMS AND CONDITIONS

A.                Right of Conversion of Promissory Note. The Parties hereby agree that, in full and complete satisfaction of Borrower’s obligations for all amount of principal and accrued interest due under this Agreement, Creditor shall have the right to convert (at any time during the duration this Note is in affect) all amounts due under this Agreement into Series B Convertible Preferred Stock of Sugarmade, Inc. at the conversion price of $10.00 per share. The Creditor further agreed that the conversion of the Series B Convertible Preferred Stock shall not be exercised before effective date of a reverse split of the common stock.

B.                 Senior Note. The indebtedness evidenced by this Note is “Senior Debt,” and this Note is a “Senior Debt Document,” to all outstanding debts and future funding, excluding note agreements in which SGMD executed with Bellridge Capital, LP, and GS Capital Fund commencing July and August 2019.

SGMD warrants and represents to the Creditors of the indebtedness evidenced hereby, that (i) all outstanding balanced evidenced by this Note shall be in reference to the parties Share Exchange Agreement signed by the parties on October 30, 2019; (ii) this transaction is specifically exempt under Section 226.3(a) of Regulation Z issued by the Board of Governors of the Federal Reserve System, and Title I and Title V of the Consumer Credit Protection Act; and (ii) such debt evidenced by this Note are for business or other similar purposes and not primarily for personal, family, household or agricultural use.

If the undersigned shall fail to make the payment of the combined principal and interest due on the Maturity Date, and Creditors did not exercise their option to convert the amount due into common stock, Creditors shall have the option to receive common shares equal to the amount due

EXHIBIT B

into common stock. Creditors shall have the option to receive common shares equal to the amount due under this Agreement. The undersigned recognizes that default by the undersigned in making the final payment herein agreed to be paid when due will result in the Creditors incurring additional expenses in servicing this Note, in loss to the Creditors of the use of the money due and in frustration to the Creditors in meeting the Creditors other financial commitments. The undersigned agrees that, if for any reason the undersigned fails to pay the amounts due under this Note when due, Creditors shall be entitled to compensation for the detriment caused thereby, but that it is extremely difficult and impractical to ascertain the amount of such compensation.

The undersigned therefore agrees that a default penalty of 20% p.a. on the unpaid principal, interest or other amounts to be paid hereunder which becomes delinquent is a reasonable estimate of the said compensation to the Creditors this Note, which sum the undersigned agrees to pay on demand. This clause is not intended to limit the undersigned's liability resulting from the undersigned's default in any way, or Creditors rights or remedies with respect to such default but is intended solely to compensate Creditors in the event of the undersigned's delay in making any payment due hereunder. The principal amount and interest of this Note may be prepaid at any time with no penalty.

It is the intention of the Borrower and Creditors to conform strictly to applicable usury laws. Accordingly, if the transaction contemplated hereby would be usurious under applicable law then, in that event, notwithstanding anything to the contrary in this Note, or in any other agreement that may be entered into in connection with this Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under this Note or under any other agreement or instrument executed in connection with this Note shall under no circumstance exceed the maximum amount of interest allowed by applicable law; and (ii) in the event that the maturity of this Note is accelerated by reason of an election of the holder hereof resulting from a Default under this Note or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law.

The Debt shall without notice become immediately due and payable on the Maturity Date.

This Note may be assigned in whole or in part to the Creditor’s family members, controlling parties, and/or trust (at the option of the Creditor), which shall not change the beneficiary, including all terms and conditions under this Note and including the Guaranty Of Recourse Obligations attached hereto. At the option and/or discretion of the Creditor, this Note maybe sold or assigned in whole or in part to a third-party individual and/or financial institution (excluding Creditor’s family members, controlling parties, and/or trust). If the Creditor receives 100% of the principal amount of this Note from net proceeds of the sale or assignment of this Note, Creditor agrees to cancel and/or void the Guaranty Of Recourse Obligations. For any partial proceeds from this Note received by Creditor, Creditor agrees to credit Borrower on this Note and the Guaranty Of Recourse Obligations remains effective until this Note has been fully satisfied.

EXHIBIT B

This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby jointly and severally waive presentment and demand for payment, notice of dishonor, notice of intention to accelerate, notice of acceleration, protest and notice of protest and non-payment and all other notices of any kind. No extension of time for payment, of this Promissory Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Promissory Note made by agreement between Creditors or any other Person shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other Person who may become liable for the payment of all or any part of the Debt, under this Note. No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Creditors to take further action without further notice or demand as provided for in this Note. As the Borrower is a Delaware corporation, the agreements herein contained shall remain in force and be applicable, notwithstanding any changes in the individuals or entities comprising the Borrower’s executive officers, directors of the corporation, and the term “Borrower,” as used herein, shall include any alternate or successor of the officers, directors of the corporation, but any predecessor of the officers, directors of the corporation and their partners or members shall not thereby be released from any liability. If Borrower becomes a trust, the agreements contained herein shall remain in full force and applicable notwithstanding any changes in the beneficial interests in Borrower, and the term “Borrower” as used herein shall include any alternate or successor trust, but any predecessor trust shall not be relieved of liability hereunder.

This Note shall be governed by and construed in accordance with the laws of the State of California, County of Los Angeles.

This Note constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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EXHIBIT B

IN WITNESS WHEREOF, Borrower has duly executed this Note as of the Effective Day of this Agreement.

BORROWER: CREDITOR:

By:	SUGARMADE, INC.	By:
Its:	Chief Executive Officer

By:	/s/ Jimmy Chan	By:

EXHIBIT B

GUARANTY OF RECOURSE OBLIGATIONS
(UNSECURED)

This GUARANTY OF RECOURSE OBLIGATIONS (UNSECURED) (this “Guaranty”) is made as of October 30, 2019, by JIMMY CHAN, having an address at 750 Royal Oaks Drive, Suite 108, Monrovia California 91016 (“Guarantor”), for the benefit of see individual notes, individuals, having an address at 2399 Bateman Avenue, Duarte, California (“Creditor”).

It is agreed as follows:

This Guaranty of recourse obligations is only effective in the hand of the original note holder see individual notes. Upon assignment or Amendment (excluding Creditor’s family members, controlling parties, and/or trust) to this note, the Guaranty of recourse obligations will immediately void and null.

Guarantor hereby irrevocably and unconditionally guarantees to Creditor and its successors and assigns the payment and performance of the Guaranteed Obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise. Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.

As used herein, the term “Guaranteed Obligations” means all obligations and liabilities of Borrower pursuant to this Promissory Note in the principal sum of Seven Million One Hundred Thirty Thousands Dollars ($7,130,000.00).

This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor and after (if Guarantor is a natural person) Guarantor’s death (in which event this Guaranty shall be binding upon Guarantor’s estate, other assets held under other corporations (private and/or publicly held) and Guarantor’s legal representatives and heirs). The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of Guarantor to Creditor with respect to the Guaranteed Obligations. This Guaranty may be enforced by Creditors and any subsequent holder of the Note.

The Guaranteed Obligations and the liabilities and obligations of Guarantor to Creditor hereunder, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower and Diagonal, or either, or any other party, against Creditors or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

EXHIBIT B

If all or any part of the Guaranteed Obligations shall not be paid when due, whether at demand, maturity, acceleration or otherwise, Guarantor shall, immediately upon demand by Creditor, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever, all such notices being hereby waived by Guarantor pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to the Creditor at the Creditor’s address as set forth herein.

In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, immediately upon demand by Creditor, pay Creditor all costs and expenses (including court costs and attorneys’ fees and costs) incurred by the Creditor in the enforcement hereof or the preservation of Creditor rights hereunder together with interest thereon at the the Default Rate from the date requested by Creditor until the date of payment to Creditor. The covenant contained in this paragraph shall survive the payment and performance of the Guaranteed Obligations.

In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, any prior release or discharge from the terms of this Guaranty given to Guarantor by Creditor shall be without effect, and this Guaranty shall remain (or shall be reinstated to be) in full force and effect. It is the intention of Borrower and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s performance of such obligations and then only to the extent of such performance.

Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating the Guarantor to the rights of Creditors), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty or otherwise.

EXHIBIT B

No delay on Creditors part in exercising any right, power or privilege hereunder shall operate as a waiver of any such privilege, power or right. No waiver by Creditor in any instance shall constitute a waiver in any other instance.

No failure to exercise, and no delay in exercising, on the part of Creditor, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Creditor hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this paragraph:

Guarantor:	Mr. Jimmy Chan 750 Royal Oaks Drive, Suite 108 Monrovia, California 91010
Creditor:	______________________ 2399 Bateman Avenue Duarte, California 91016

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this paragraph. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming. Any failure to deliver a notice by reason of a change of address not given in accordance with this paragraph, or any refusal to accept a notice, shall be deemed to have been given when delivery was attempted. Any notice required or permitted to be given by any party hereunder or may be given by its respective counsel.

Any controversy or claim arising out of or relating to this Guaranty and/or the breach thereof, the Company and/or any other dispute between or among the Parties (unless within the jurisdiction of the Small Claims Court) shall be settled by binding arbitration in Los Angeles,

EXHIBIT B

California in accordance with the then prevailing commercial arbitration rules of ADR Services, Inc. (“ADR”), with the following exceptions if in conflict: (a) one arbitrator shall be chosen by ADR; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the ADR' rules and regulations) of the proceedings has been given to such party. Each party shall bear its own attorneys’ fees and expenses. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims, or disputes shall be settled in this manner in lieu of any action at law; provided however, that nothing in this paragraph shall be construed as precluding the bringing an action for injunctive relief or other related equitable relief. The arbitrator shall not have the right to award punitive damages or speculative damages to either party and shall not have the power to amend this Guaranty. The arbitrator shall be required to follow applicable law.

IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

In the event it becomes necessary for any Party to institute litigation to obtain the enforcement of any of the provisions of this paragraph, the Party who prevails in any such procedure shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing Party. Notwithstanding the foregoing, no party shall be entitled to an award of attorneys’ fees unless that party can first prove that prior to the commencement of the arbitration hearing it made a binding written offer to settle on terms more favorable to the other party than the ultimate arbitration award. An award of attorneys’ fees shall not be considered in determining whether or not the offer or award of the arbitrator was more favorable. The terms of any settlement offers shall not be disclosed to the arbitrator prior to the final award being made. The intent of these provisions regarding attorneys’ fees, and this clause shall be so construed by the arbitrator and any court enforcing this provision, shall be to require proof of good faith attempts to resolve the action, and the failure of the other party to take advantage of such good faith attempts, in order for there to be any award of attorneys’ fees to one or the other.

If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

EXHIBIT B

This Guaranty may be amended only by an instrument in writing mutually executed by the Parties.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty the day and year first above written.

GUARANTOR:

/s/ Jimmy Chan

______________________________________

JIMMY CHAN

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:33 PM 10/08/2019
FILED 06:33 PM 10/08/2019
SR 20197449085 - File Number 4374801

SUGARMADE, INC.

CERTIFICATE OF DESIGNATION OF
SERIES B SENIOR PREFERRED STOCK, SETTING FORTH THE POWERS,
PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND
RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, Sugarmade, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

The Amended and Restated Certificate of Incorporation of the Corporation (the "Charter") confers upon the Board of Directors of the Corporation (the "Board of Directors") the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix the powers, designations, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

On October 8, 2019, the Board of Directors duly adopted the following resolution creating a series of preferred stock designated as the Series B Preferred Stock, comprised initially of 5,000,000 shares and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Charter, a series of the class of authorized SENIOR CONVERTIBLE, ZERO INTEREST, PREFERRED STOCK WITH FULL VOTING RIGHTS ON AN AS CONVERTED TO COMMON BASIS, par value $0.001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

Section 1. Designation and Number.

The shares of such series shall be designated as the Series B Preferred Stock (the "Series B Preferred Stock"). The number of shares initially constituting the Series B Preferred Stock shall be Five Million (5,000,000).

Section 2. Dividends and Distributions.

The Series B Preferred Stock will participate in all dividends and distributions, if any, on an as converted to Common Stock basis.

Section 3. Interest Payable on Series B Preferred Stock.

There will be no interest paid to the holders of the Series B Preferred Stock.

Section 4. Voting.

a. Each holder of shares of the Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation.

b. Except as otherwise provided herein or as required by law, the Series B Preferred shall vote together with the Common Stock and Series A Preferred at any annual or special meeting of the stockholders (or by written consent of the stockholders in lieu of such a meeting) and not as a separate class, and may act by written consent in the same manner as the Common Stock and Series A Preferred.

Section 5. Conversion Rights.

Each Series B Preferred Share shall be redeemable into One Thousand (1,000) shares of Common Stock.

Section 6. Redemption.

The Holders of the Series B Preferred Stock shall have on demand conversion rights at any time Ninety Days (90 Days) after acquisition of any such Series B Preferred Stock.

Section 7. Liquidation Event.

The Series B Preferred Stock shall provide SENIOR liquidations rights to the holders, as follows:

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall receive PREFERENCE in any payment or distribution and shall hold a position that is SENIOR to any other class of common or preferred shares.

(b) Non-Cash Consideration. If any assets of the Corporation distributed to holders of the Series B Preferred Stock in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by written resolution of the Board of Directors, except that any securities to be distributed to holders of the Series B Preferred Stock in a liquidation, dissolution, or winding up of the Corporation shall, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, be valued as follows:

(i) The method of valuation of securities not subject to an investment representation letter or other similar restrictions on free marketability shall be as follows:

(1) if the securities are then traded on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-calendar day period ending three trading days prior to the distribution; and

(2) if (1) above does not apply but the securities are actively traded over the counter, then the value shall be deemed to be the average of the closing bid prices over the 30-calendar day period ending three trading days prior to the distribution; and

(3) if there is no active public market as described in clauses (1) or (2) above, then the value shall be the fair market value thereof, as determined in good faith by written resolution of the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Sections (6)(b)(i)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by written resolution of the Board of Directors.

Section 8. Modification; Amendment or Waiver.

The terms of this Certificate of Designation shall not, by merger, consolidation or otherwise, be amended, waived, altered or repealed without the affirmative vote of the holders of a majority all shareholders of the Corporation.

Section 9. Severability.

If any term of this Certificate of Designation is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of this Certificate of Designation as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of this Certificate of Designation will be deemed dependent upon any other such term unless so expressed in this Certificate of Designation.

IN WITNESS WHEREOF, the board of directors of the Corporation has caused this Certificate of Designation to be duly executed in its corporate name on this 8th day of October 2019.

SUGARMADE, INC.

By: /s/ Jimmy Chan

Name: Jimmy Chan

Title: Chairman of the Board

Exhibit D - Share Distribution List

Name	Common Stock (1)	Common Stock (2)	Preferred Stock (3)	Preferred Stock (4)	Total Preferred as converted to Common Stock	Total Common Stock as Vested & Converted

Allan Huang	70,274,568	—	294,448	1,079,642	1,374,090,000	70,274,568
Chenlong Tan	70,274,568	—	294,448	1,079,642	1,374,090,000	70,274,568
Shanshan Huang	16,000,000	145,909,952	36,448	133,642	170,090,000	161,909,952
Zhengjun Ji	14,000,000	127,671,208	31,892	116,937	148,829,000	141,671,208
Yutong Yuan	14,000,000	127,671,208	31,892	116,937	148,829,000	141,671,208
Shuangsheng Ye	15,000,000	43,400,000	54,182	198,668	252,850,000	58,400,000
Jing Zhang	292,000	657,000	1,095	4,015	5,110,000	949,000
William Stanton	158,864	357,300	596	2,184	2,779,000	516,164
Rong Zheng	—	4,333,333	5,000	18,333	23,333,000	4,333,333

Total	200,000,000	450,000,000	750,000	2,750,000	3,500,000,000	650,000,000

(1)	Shares of SGMD common stock issued and vested pursuant to the Master Marketing Agreement on dated December 13, 2017
(2)	Shares of SGMD common stock issued and vested upon closing
(3)	Shares of SGMD Series B Preferred Stock issued and vested upon closing
(4)	Shares of Series B Preferred Stock issued and vested at the earlier of the following dates:
(a) on the one (1) year anniversary date from the closing date
(b) upon closing/effective date of acquisition of another business
(c) upon cumulative new issuance of common and/or preferred stock of 5%